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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            THE WASHTENAW GROUP, INC.
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share
                         (Title of Class of Securities)

                                   941022 10 5
                                 (CUSIP Number)

                                   May 5, 2005
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

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CUSIP NO. 941022 10 5                   13G                    PAGE 2 OF 4 PAGES
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  1    NAMES OF REPORTING PERSONS: Robert B. Krumme
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


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  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
       (a)[_]
       (b)[_]

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  3    SEC USE ONLY

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  4    CITIZENSHIP OR PLACE OF ORGANIZATION: United States

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                   5    SOLE VOTING POWER

                        90,000
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            139,100
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               90,000
    WITH         -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        139,100
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  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

       229,100
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 10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

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 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.1%
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 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
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CUSIP No. 941022 10 5                   13G                    Page 2 of 4 Pages
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CUSIP NO. 941022 10 5                   13G                    PAGE 3 OF 4 PAGES
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ITEM 1.

     (a)  Name of Issuer: The Washtenaw Group, Inc.

     (b)  Address of Issuer's Principal Executive Offices:
               3767 Ranchero Drive
               Ann Arbor, MI 48108

ITEM 2.

     (a)  Name of Persons Filing: Robert B. Krumme

     (b)  Address of Principal Business Office or, if none, Residence:
               Sooner Southwest Bankshares, Inc.
               2512 B East 71st Street
               Tulsa, OK 74136

     (c)  Citizenship: United States

     (d)  Title of Class of Securities: Common Stock, Par Value $0.01 Per Share

     (e)  CUSIP Number: 941022 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. SS. 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [ ] An investment adviser in accordance with ss. 240.13d-
          1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(a)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(C)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

     Robert B. Krumme owns individually 90,000 shares with sole investment and dispositive power. Robert B. Krumme has shared voting and investment power of
(i) 124,100

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CUSIP NO. 941022 10 5                   13G                    PAGE 4 OF 4 PAGES
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shares with a corporation of which he is President and (ii) 15,000 shares with a limited liability company of which he is one of two managers.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not applicable.

ITEM 10. CERTIFICATION

     (b) By signing below, the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 11, 2005.



/s/ Robert B. Krumme
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Robert B. Krumme


CUSIP No. 941022 10 5                   13G                    Page 4 of 4 Pages